Exhibit 4.13
DESCRIPTION OF CAPITAL STOCK
The following description of the terms of our common stock and preferred stock sets forth certain general terms and provisions of our common stock and preferred stock, par value $0.001 per share. This section also summarizes relevant provisions of Nevada law. The following summary of the terms of our common stock and preferred stock does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Nevada law and our amended and restated articles of incorporation and our amended and restated by-laws, copies of which are filed with, or incorporated by reference into, our Annual Reports on Form 10-K.
Capital Stock
Our authorized capital stock currently consists of 1,000,000,000 shares of common stock and 50,000,000 shares of preferred stock.
Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future. Nevada gaming laws and regulations subject holders of our common stock to certain suitability requirements as described in our Annual Reports on Form 10-K.
Preferred Stock
We are authorized to issue up to 50,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Nevada law and our articles of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock.
Certain Articles of Incorporation, By-Laws and Statutory Provisions
The provisions of our amended and restated articles of incorporation and amended and restated by-laws and of the Nevada Business Corporation Act summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.
Limitation of Liability of Officers and Directors
Nevada law currently provides that our directors will not be personally liable to our Company or our stockholders for monetary damages for any act or omission as a director other than in the following circumstances:

•	the director breaches his fiduciary duty to our Company or our stockholders and this breach involves intentional misconduct, fraud or a knowing violation of law; or

•	our Company makes an unlawful payment of a dividend or unlawful stock purchases, redemptions or other distributions.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Nevada law allows the articles of incorporation of a corporation to provide for greater liability of the corporation’s directors. Our amended and restated articles of incorporation do not provide for such expanded liability.

Special Meetings of Stockholders
Our amended and restated articles of incorporation and amended and restated by-laws provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.
Stockholder Action; Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our amended and restated articles of incorporation provide that stockholders may not take action by written consent unless this action and the taking of such action by written consent have been expressly approved by the board of directors, and otherwise may only take action at duly called annual or special meetings. In addition, our amended and restated by-laws establish advance notice procedures for:

•	stockholders to nominate candidates for election as a director; and

•	stockholders to propose topics for consideration at stockholders’ meetings.
Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.
Election and Removal of Directors
Our board of directors is elected each year by our stockholders for a term expiring at the next annual meeting of stockholders. Our stockholders may only remove directors for cause. Our board of directors may elect a director to fill a vacancy created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.
Nevada Anti-Takeover Statutes
Business Combinations Act
Under the terms of our amended and restated articles of incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada’s anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or, with respect to affiliates or associates of ours who within two years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of two years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend our articles of incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. By opting out of the Nevada anti-takeover law, third parties or existing stockholders could more easily pursue a takeover transaction that was not approved by our board of directors.
Control Shares Act
Nevada law provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. We may opt out of this act by amending our by-laws either before or within ten days after the relevant acquisition of shares. Presently, our amended and restated by-laws do not opt out of this act.
Gaming Requirements
Applicable Gaming Laws impose certain reporting and suitability requirements to holders of our capital stock. Any person who acquires beneficial ownership of more than 10% of our voting securities will be required to apply to the Nevada Commission for a finding of suitability within 30 days after the Chair of the Nevada Board mails a written notice requiring the filing. Under certain circumstances, an "institutional investor" as defined under the regulations of the Nevada Commission, which acquires beneficial ownership of more than 10%, but not more than 25%, of our voting securities (subject to certain additional holdings as a result of certain debt restructurings or stock repurchase programs under the Nevada Act), may apply to the Nevada Commission for a waiver of such finding of suitability requirement if the institutional investor holds our voting securities only for investment purposes. In addition, any beneficial owner of our voting securities, regardless of the number of shares beneficially owned, may be required at the discretion of the Nevada Commission to file an application for a finding of suitability as such. In either case, a finding of suitability is comparable to licensing and the applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting the investigation.
Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Authorities may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable who holds, directly or indirectly, any ownership of the common stock of a registered corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice a person is unsuitable to be a stockholder or to have any other relationship with us or a licensed subsidiary, we, or any of the licensed subsidiaries:

•	pay that person any dividend or interest upon any voting securities;

•	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pay remuneration in any form to that person for services rendered or otherwise; or

•	fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including, if necessary, purchasing them for cash at fair market value.
Our amended and restated articles of incorporation provide that if the Nevada Gaming Authorities determine at any time that a holder of our stock or other securities is unsuitable to hold such securities, then until such securities are owned by persons found by the Nevada Gaming Authorities to be suitable to own them:

•	we will not be required or permitted to pay any dividend or interest with regard to these securities;

•
the holder of these securities will not be entitled to vote on any matter as the holder of the securities and these securities will not for any purposes be included in the securities entitled to vote; and

•	we will not pay any remuneration in any form to the holder of these securities.
In addition to the foregoing, our amended and restated articles of incorporation also provide that the issuance or transfer of any stock or securities in violation of applicable Gaming Laws, including Nevada Gaming Laws, will be void and that such stock or securities shall be deemed not to be issued and outstanding until:

•	we cease to be subject to the jurisdiction of the Gaming Authorities; or

•	the applicable Gaming Authorities validate the issuance or transfer or waive any defect in the issuance or transfer.
Amendment to Certain Articles of Incorporation and By-Law Provisions
Our amended and restated articles of incorporation provide that amendments to certain provisions of the articles will require the affirmative vote of the holders of at least 66⅔% of the outstanding shares of our voting stock, namely:

•	the provisions requiring a 66⅔% stockholder vote for removal of directors;

•	the provisions requiring a 66⅔% stockholder vote for the amendment, repeal or adoption of our by-law provisions (described below);

•	the provisions requiring a 66⅔% stockholder vote for the amendment of certain provisions of our articles of incorporation; and

•	the provisions prohibiting stockholder action by written consent except under certain circumstances.
In addition, our amended and restated articles of incorporation and amended and restated by-laws provide that our by-laws are subject to adoption, amendment or repeal either by a majority of the members of our board of directors or the affirmative vote of the holders of not less than 66⅔% of the outstanding shares of our voting stock voting as a single class.
The 66⅔% vote will allow the holders of a minority of our voting securities to prevent the holders of a majority or more of our voting securities from amending certain provisions of our amended and restated articles of incorporation and our amended and restated by-laws.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company. Its telephone number is (800) 937-5449.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “LVS.”